STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement ("Agreement") is made as of January 26, 1998, by IAC HOLDINGS CORP., a Delaware corporation, with offices located at ("Buyer") and MARTIN HIRSCHORN, an individual resident in New York, New York ("Hirschorn" or "Seller").

                                    RECITALS


     Seller desires to sell, and Buyer desires to purchase, a total of 1,913,429 of the issued and outstanding shares (the "Shares") of capital stock, $. 10 par value of Industrial Acoustics Company, Inc., a New York corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT


     The parties, intending to be legally bound, agree as follows:


     1. DEFINITIONS.

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any material inaccuracy in or material breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     "Buyer" -- as defined in the first paragraph of this Agreement.

     "Closing" -- as defined in Section 2.3.

     "Closing Date" -- the date and time as of which the Closing actually takes place.

     "Company" -- Industrial Acoustics Company, Inc., a New York corporation.


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     "Consent" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including: (a) the sale of the Shares by Seller to Buyer; (b) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and (c) Buyer's acquisition and ownership of the Shares and exercise of control over the Company and its Subsidiaries.

     "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Damages" -- as defined in Section 10.2.

     "Disclosure Schedule" -- the Disclosure Schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

     "EBITDA" -- consolidated operating profit for the fiscal year ended December 31, 1997 (i) after all sales, general and administrative expenses, before interest income and expense, taxation, depreciation and amortization,
(ii) inclusive of royalty income and after bonus expenses, and (iii) excluding any non-recurring income and adding back redundancy costs relating to the operations of Industrial Acoustics Company, Ltd. For purposes of computing EBITDA, bonus expense shall not be less than $1,300,000, and any provision for potential late penalties on the "Penick/Miramar" contract #50-0833 shall not exceed $90,000.

     "Encumbrance" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environmental Claim" -- means any notice, claim, demand, order, direction (conditional or otherwise) or other communication by any governmental authority or any Person alleging liability for any response or corrective action, any damage, including, without limitation, personal injury, property damage, contribution, indemnity, indirect or consequential damages, damage to natural resources, nuisance, pollution, contamination or other adverse effects on the environment, or for fines or penalties, in each case arising under any Environmental Law, including without limitation, relating to, resulting from or in connection with Hazardous Materials and relating to the Company, any of its Subsidiaries or any of their respective properties or predecessors in interest.

     "Environmental Laws" -- means the common law and all statutes, ordinances, orders, rules, regulations, judgments, writs, decrees or injunctions relating to pollution


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                                      -3-


or protection of human health, safety or the environment including, without limitation, ambient air, indoor air, soil, surface water, groundwater, wetlands and other natural resources, land or subsurface strata, including, without limitation, those relating to the Release or threatened Release of Hazardous Materials or otherwise relating to the generation, manufacture, use, storage, transport, treatment, distribution, or disposal of Hazardous Materials, each as amended or supplemented and each as in effect as of the date of determination.

     "Environmental Lien" -- means a Lien in favor of a Tribunal or other Person
(i) for any liability under an Environmental Law or (ii) for damages arising from or costs incurred by such Tribunal or other Person in response to a release or threatened release of any Hazardous Materials.

     "Facilities" -- any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company or any of its Subsidiaries.

     "GAAP" -- generally accepted United States accounting principles.

     "Governmental Authorization" any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" -- any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multinational organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Hazardous Materials" -- means any pollutant, contaminant, toxic, hazardous or extremely hazardous substance, constituent or waste, or any other constituent, waste, material, compound, chemical or substance including, without limitation, petroleum including crude oil or any fraction thereof, or any petroleum product, subject to regulation under any Environmental Law.

     "HSR Act -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Intellectual Property Assets" -- includes (i) the name Industrial Acoustics Company, all fictional business names, trading names, registered and unregistered trademarks,


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                                      -4-


service marks, and applications (collectively, "Marks"); (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents"); (iii) a copyrights in both published works and unpublished works (collectively, "Copyrights"); and (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company or any Subsidiary as licensee or licensor.

     "Interim Balance Sheet" -- as defined in Section 3.7.

     "IRC" -- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the "tent relevant, the United States Department of the Treasury.

     "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, or should have had (based on the standard set forth in clause (b) above) Knowledge of such fact or other matter.

     "Licensed Intellectual Property Assets" -- Intellectual Property Assets licensed by the Company or any Subsidiary as licensee or licensor.

     "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Material Adverse Effect" -- any circumstance, change in, or effect on the business of the Company or any Subsidiary that, individually or in the aggregate with any other circumstances, changes in, or effects on, the business of the Company or any Subsidiary: (a) is materially adverse to the business, operations, assets or liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (b) adversely affects the ability of the Buyer, the Company or the Subsidiaries to operate or conduct their business in the manner in which it is currently operated or conducted by Hirschorn, the Company and the Subsidiaries.

     "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     "Organizational Documents" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     "Owned Intellectual Property Assets" -- Intellectual Property Assets owned by the Company or any Subsidiary.

     "Permitted Encumbrance" -- any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:
(a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of the amount accrued therefor on the Reference Balance Sheet; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

     "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Proceeding" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Reference Balance Sheet" -- the unaudited consolidated financial statements for the Company and its Subsidiaries for the year ending December 31, 1997, which are subject to confirmation by the audited consolidated financial statements of the Company and its Subsidiaries for the year ending December 31, 1997 described in Section 5. 1 (b).

     "Related Person" -- means, with respect to a particular individual:

          (a) each other member of such individual's Family;

          (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

          (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity)-

     With respect to a specified Person other than an individual:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          (b) any Person that holds a Material Interest in such specified
     Person;

          (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          (d) any Person in which such specified Person holds a Material
     Interest;

          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          (f) any Related Person of any individual described in clause (b) or
     (c).

     For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting


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                                      -7-


power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

     "Release" -- means any spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, emitting, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including without limitation the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

     "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "Securities Act" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "Seller" -- as defined in the first paragraph of this Agreement.

     "Shares" -- as defined in the Recitals of this Agreement.

     "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

     "Tax" or "Taxes" -- (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) all transferee, successor, joint and several or contractual liability in respect of any items described in clause (i) or (ii) above.

     "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the de-


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                                      -8-


termination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.


     2. SALE AND TRANSFER OF SHARES; CLOSING.

     2.1. SHARES.

     Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

     2.2. PURCHASE PRICE.

     The purchase price for each of the Shares will be $11.00; therefor, the total purchase price for the Shares is $21,047,719 (the "Purchase Price").

     2.3. CLOSING.

     The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Rand Rosenzweig Smith Radley Gordon & Burstein LLP, 605 Third Avenue, 24th Floor, New York, NY 10158, at 10:00 A.M. on the later of
(i) March 15, 1998, (ii) 15 days following the delivery of consolidated audited financial statements of the Company and its Subsidiaries for the year ending December 31, 1997 as required by Section 5. l(b), or (iii) the date that is two business days following the termination of the applicable waiting period under the HSR Act, or at such other time and place as the parties may agree in writing.

     2.4. CLOSING OBLIGATIONS.

          At the Closing (a) Seller will deliver to Buyer:

          (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer; and


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                                      -9-


          (ii) a certificate executed by Hirschorn representing and warranting to Buyer- that each of Hirschorn's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by Hirschorn to Buyer prior to the Closing Date in accordance with Section 5.5); and

     (b) Buyer will deliver:

          (i) to Seller, by bank cashier's or certified check payable to the order of, or by wire transfer to accounts specified by the Seller, the amount set forth on Schedule A attached hereto;

          (ii) to the Escrow Agent by bank cashier's or certified check or by wire transfer $1,750,000 pursuant to the Escrow Agreement referred to in
     Section 7.4(c); and

          (iii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

     2.5. CONDITIONS TO CLOSING.

     The Closing shall be conditioned and subject to (a) EBITDA, as calculated from the consolidated audited financial statements of the Company and its Subsidiaries for the year ending December 31, 1997 referred to in Section 5. 1
(b), being not less than $783,000, (b) audited Net Cash (cash, investments and marketable securities held for sale less all long term and short term indebtedness and capital lease obligations), as calculated from the consolidated audited financial statements of the Company and its Subsidiaries for the year ending December 31, 1997 referred to in Section 5. 1 (b), being equal to or greater than $10,600,000. In the event that the Winchester, U.K. property sale has not been closed, $2,200,000 shall be added to the calculation of audited Net Cash, and (c) the disclosure by Seller to Buyer, for informational purposes only, of the amount provided by Coopers & Lybrand of any withdrawal liability that the Company and its Subsidiaries would incur in a complete withdrawal on the date of such disclosure from any multi-employer plan and Buyer shall be satisfied with such amount. In the event that any of (a), (b) or (c) hereof is not met, this Agreement shall terminate and no longer have any further force or effect unless the requirement of (a) and/or (b) and/or (c) is waived by Buyer in its sole discretion.



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                                      -10-


     3. REPRESENTATIONS AND WARRANTIES OF SELLER.

     3.1. ORGANIZATION, AUTHORITY AND QUALIFICATION OF THE COMPANY.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licenses or qualification necessary or desirable and all such jurisdictions are set forth in Section 3.1 of the Disclosure Schedule. All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation or By-laws. True and correct copies of the Certificate of Incorporation and By-laws of the Company, each as in effect on the date hereof, have been delivered by Hirschorn to the Buyer.

     3.2. CAPITAL STOCK OF THE COMPANY; OWNERSHIP OF THE SHARES.

     The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, $. 10 par value. As of the date hereof, (i) 2,978,961 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and which do not include 86,698 shares held in the Company's treasury, and (ii) 200,000 shares of Common Stock are reserved for issuance pursuant to employee stock options granted pursuant to the Industrial Acoustics Company, Inc. 1995 Stock Option Plan, as amended (the "Stock Option Plan"). None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights. Except for the Stock Option Plan, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock to the Company or obligating Hirschorn or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. The Shares are owned of record and beneficially solely by Seller free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Shares will be fully paid and nonassessable. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in name of the Buyer in the stock records of the Company, the Buyer, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own the Shares free and clear of all


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                                      -11-


Encumbrances. There are no voting trusts, stockholder agreements, proxies, other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

     3.3. SUBSIDIARIES.

     (a) Section 3.3(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

     (b) Other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries, the Company is not a member of, nor is any part of the business of the Company conducted through, any partnership. Except as set forth in Section 3.3(b) of the Disclosure Schedule, the Company is not a participant in any joint venture or similar arrangement.

     (c) Each Subsidiary that is a corporation: (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect. Each Subsidiary that is not a corporation: (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect.

     (d) All the outstanding shares of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, nonassessable and, except with respect to wholly owned Subsidiaries, free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances.

     (e) Other than the Stock Option Plan, there are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary.

     (f) All corporate actions taken by each Subsidiary have been duly authorized and no Subsidiary has taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of any provision of its charter or by-laws (or similar organizational documents). True and complete copies of the charter and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been made available to the Buyer.

     (g) Except as set forth in Section 3.3(g) of the Disclosure Schedule, no Subsidiary is a member of, nor is any part of its business conducted through, any partnership nor is any Subsidiary a participant in any joint venture or similar arrangement.

     (h) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

     (i) The stock register of each Subsidiary accurately records: (i) the name and address of each Person owning shares of capital stock of such Subsidiary and
(ii) the certificate number of each certificate evidencing shares of capital stock issued by such Subsidiary, the number of shares evidenced each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

     3.4. CORPORATE BOOKS AND RECORDS.

     The minute books of the Company and the Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of the Company and the Subsidiaries. Complete and accurate copies of all such minute books and of the stock register of the Company and each Subsidiary have been provided by Hirschorn to the Buyer.

     3.5. NO CONFLICT.

     Assuming that all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained and all filings and notifications listed in 3.6 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement by Hirschorn does not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Company or any Subsidiary, (b) conflict with or violate (or cause an event which could have a Material

Adverse Effect as a result of) any Law or Governmental Order applicable to the Company, any Subsidiary or any of their respective assets, properties or businesses, including, without limitation, the business of the Company and its Subsidiaries, or (c) except as set forth in Section 3.5(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of an Encumbrance on any of the Shares or on any of the assets or properties of, the Company or any Subsidiary pursuant to any note, bond, mortgage or indenture, contract agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any Subsidiary is a party or by which any of the Shares or any of such assets or properties is bound or affected.

     3.6. GOVERNMENTAL CONSENTS AND APPROVALS.

     The execution, delivery and performance of this Agreement by Hirschorn do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except
(a) as described in Section 3.6 of the Disclosure Schedule, and (b) the notification requirements of the HSR Act.

     3.7. FINANCIAL STATEMENTS.

     (a) True and complete copies of (i) the audited consolidated balance sheet of the Company for each of the three fiscal years ended as of December 31, 1994, December 31, 1995, and December 31, 1996, and the related audited consolidated statements of income, retained earnings, stockholders' equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the opinions thereon of Coopers & Lybrand and, with respect to Industrial Acoustics Company Limited, Kidsons Impey (collectively referred to herein as the "Financial Statements"), (ii) the unaudited consolidated balance sheet of the Company as of November 30, 1997 (referred to herein as the "Interim Financial Statements") and, (iii) the Reference Balance Sheet are attached as Section 3.7(a) of the Disclosure Schedule. The Financial Statements, the Interim Financial Statements and the Reference Balance Sheet (i) were prepared in accordance with the books of account and other financial records to the Company, (ii) present fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company and the Subsidiaries and the results of the operations of the Company and the Subsidiaries as of the dates thereof or for the periods covered thereby.

     (b) The books of account and other financial records of the Company and the
Subsidiaries: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies, and (iii) have been maintained in accordance with good business and accounting practices.
Section 3.7(b) of the Disclosure Schedule identifies all unusual or nonrecurring income included in the Reference Balance Sheet profit and loss statement.

     (c) True and complete copies of projections of the Company and the Subsidiaries for each of the fiscal years ended as of December 31, 1998, December 31, 1999, and December 31, 2000, prepared by senior management of the Company (the "Projections") are attached as Section 3.7(c) of the Disclosure Schedule. The Projections reflect the best currently available estimates and judgment of the Company's senior management as to the expected future financial performance of the Company and the Subsidiaries, have been prepared on a basis consistent with prior year financial statements and have been prepared and presented for informational purposes only and shall not be relied upon by Buyers for any reason or purpose whatsoever.

     (d) Section 3.7(d) of the Disclosure Schedule contains the "management letters" delivered by Coopers & Lybrand and Kidsons Impey in respect of their audits as of December 31, 1996, identifying any material weaknesses, in the Company's internal controls, together with communications received by the Company and its Subsidiaries since January 1, 1997 from Coopers & Lybrand and Kidsons Impey in connection with their respective reviews of the 1997 quarterly financial statements of the Company.

     (e) Section 3.7(e) of the Disclosure Schedule contains true and complete calculations of (a) EBITDA and (b) Net Cash (as defined in Section 2.5(b)).

     (f) Section 3.7(f) of the Disclosure Schedule contains a true and complete list of all audited adjustments recommended by Coopers & Lybrand and by Kidsons Impey, respectively, in connection with their 1996 audits, indicating whether and, if so, to what extent, such adjustments were recorded in the audited consolidated financial statements of the Company for 1996.

     3.8. NO UNDISCLOSED LIABILITIES.

     There are no liabilities of the Company or any Subsidiary, other than liabilities (i) reflected or reserved against on the Reference Balance Sheet, or
(ii) disclosed in Section 3.8 of the Disclosure Schedule or (iii) incurred since December 31, 1997 in the ordinary course of business of the Company and the Subsidiaries and which do not and could not have a Material Adverse Effect. Reserves are reflected on the Reference Balance Sheet against all

Liabilities of the Company and the Subsidiaries in amounts that have been established on a basis consistent with the past practices of the Company and the Subsidiaries and in accordance with GAAP. Section 3.8(a) of the Disclosure Schedule contains a list of all liabilities for borrowed funds, and complete copies of all agreements relating thereto. Section 3.8(b) identifies all sales contracts as to which the Company currently has knowledge of a pending or threatened penalty for late delivery, cost overruns or other matters.

     3.9. RECEIVABLES.

     Section 3.9 of the Disclosure Schedule sets forth an aged list of the receivables of the Company and the Subsidiaries as of the date of the Reference Balance Sheet showing separately those receivables that as of such date had been outstanding (i) 29 days or less, (ii) 30 to 59 days, (iii) 60 to 89 days, and
(iv) 90 days and above. Except to the extent, if any, reserved for on the Reference Balance Sheet, all receivables reflected on the Reference Balance Sheet and the audited consolidated balance sheet of the Company and the Subsidiaries delivered pursuant to Section 5.1(b) arose from, and the receivables existing on the Closing Date will have arisen from. the sale of Inventory or services to Persons not affiliated with Hirschorn, the Company or any Subsidiary and in the ordinary course of business and, except as reserved against on the Reference Balance Sheet or the audited consolidated financial statements of the Company and its Subsidiaries for the year ending December 31, 1997 required pursuant to Section 5.1 (b), constitute, or will constitute, as the case may be, only valid, undisputed claims of the Company or a Subsidiary not subject to valid claims of set-offs or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business. All Receivables reflected on the Reference Balance Sheet or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Reference Balance Sheet) are or will be good and have been collected or are or will be collectible.

     3.10. INVENTORIES.

     (a) Subject to amounts reserved therefor on the Reference Balance Sheet and the audited consolidated balance sheet of the Company and the Subsidiaries delivered pursuant to Section 5.1(b), the values at which all inventories are carried on the Reference Balance Sheet reflect the historical inventory valuation policy of the Company and the Subsidiaries of stating such inventories at the lower of cost (determined on the first-in first-out method) or market value and all inventories are valued such that the Company and the Subsidiaries will earn their customary gross margins thereon. Except as set forth in Section
3.10 of the Disclosure Schedule, the Company or a Subsidiary, as the case may be, has good and marketable title to the inventories free and clear of all Encumbrances. The inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving. The inventories do not consist of any items held on consignment. Neither the Company nor any Subsidiary is under any obligation or liability with respect to accepting returns of items of inventory or merchandise in the possession of their customers other than in the ordinary course of business. No clearance or extraordinary sale of the inventories has been conducted since December 31, 1997. Neither the Company nor any Subsidiary has acquired or committed to acquire or manufacture inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time, nor has the Company or any Subsidiary changed the price of inventory except for (i) price reductions to reflect any reduction in the cost thereof to the Company or such Subsidiary,
(ii) reductions and increases responsive to normal competitive conditions and consistent with the Company's or such Subsidiary's past sales practices, (iii) increases to reflect any increase in the cost thereof to the Company or such Subsidiary, and (iv) increases and reductions made with the written consent of the Buyer.

     (b) The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intentioned and are in a condition such that they can be sold in the ordinary course of business.

     (c) Amounts reflected in the Reference Balance Sheet as "Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts" represent (i) costs properly incurred in respect of valid open sales contracts which had not been invoiced to customers at December 31, 1997 and (ii) earnings on such contracts computed on a cost of completion basis applied consistently with prior periods. Section 3. 10(c) of the Disclosure Schedule identifies each such contract amount exceeding S 100,000 at December 31, 1997.

     3.11. ACQUIRED ASSETS.

     Except as disclosed in Section 3.11(a) of the Disclosure Schedule, each asset of the Company and the Subsidiaries (including without limitation, the benefit of any licenses, leases or other agreements or arrangements) acquired since the date of the Reference Balance Sheet has been acquired for consideration not less than the fair market value of such asset at the date of such acquisition. Section 3.11(b) of the Disclosure Schedule identifies all commitments for capital expenditures outstanding at December 31, 1997.

     3.12. CURRENT REAL PROPERTY TRANSACTIONS.

     (a) The Company is party to a certain Exchange Agreement with Deferred Exchange Option dated March 29, 1995 ("Exchange Agreement") which is included in
Section 3.12(a) of the Disclosure Schedule. Pursuant to the terms of the Exchange Agreement, the transaction contemplated thereby is scheduled to close on March 1, 1998. Buyer and Seller have discussed various approaches which may be undertaken with regard to the Exchange Agreement. Seller agrees that neither he nor the Company will take any action with regard to the Exchange Agreement without the advice of Buyer. If a decision is made to acquire the premises which is the subject of the Exchange Agreement, such acquisition will be accomplished through the use of a mortgage on such property, the terms of watch shall be reasonable in light of this Agreement and the Contemplated Transactions.

     (b) The Company is the owner of real property in Winchester, U.K. which is utilized by its Subsidiary, Industrial Acoustics Company Limited, as its manufacturing facilities. The Seller and Company have disclosed to the Buyer that negotiations have occurred in connection with the possible sale and lease back of the Winchester property owned by the Company. Seller agrees that neither he nor the Company will take any action with regard to the Winchester property without the advice and consent of Buyer.

     3.13. BACKLOG.

     (a) As of December 31, 1997, open sales orders accepted by the Company or any Subsidiary, determined on a revenue recognition basis, totaled $45,637,084.
Section 3.13(a) of the Disclosure Schedule lists all sales orders exceeding $100,000 per order which have been accepted by the Company or any Subsidiary, and which were open as of December 31, 1997. No orders included in the backlog at December 31, 1997 have been accepted at prices which will lead to profit margins substantially below historical levels (according to the product category), nor on payment terms which will require any material change in the Company's future requirement for working capital. All contracts to which the Company (specifically excluding Industrial Acoustics Company Limited) is a party for delivery outside of the United States in the backlog at December 31, 1997 determined on a billing recognition basis of the Company and its Subsidiaries are fully supported by valid bank letters of credit. All material contracts as to which Industrial Acoustics Company Limited is a party for delivery outside of the continent of Europe and North America in the backlog as of December 31, 1997 have been accepted with appropriate downpayments.

     (b) Section 3.13(b) of the Disclosure Schedule lists all purchase orders exceeding $500,000.00 per order, which have been issued by the Company or any Subsidiary, and which were open as of December 31, 1997. No purchase orders have been issued on payment terms which are materially different from those available to the Company in the past.

     3.14. CONDUCT IN THE ORDINARY COURSE, ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS.

     Since December 31, 1997, except as disclosed in Section 3.14 of the Disclosure Schedule, the business of the Company and the Subsidiaries has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in
Section 3.14 of the Disclosure Schedule and except as would not have a Material Adverse Effect since the Reference Balance Sheet Date, neither the Company nor any Subsidiary has:

          (i) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company or any Subsidiary to be subjected to any Encumbrance other than Permitted Encumbrances;

          (ii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date;

          (iii) made any loan to, guaranteed any Indebtedness on behalf of any Person;

          (iv) failed to pay any creditor any amount owed to such creditor more than 30 days past the due date;

          (v) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or any Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to the Company;

          (vi) made any material changes in the customary methods of operations of the Company or any Subsidiary, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling, recognition of profits on contracts and pricing;

          (vii) merged with, entered into a consolidation with or acquired an interest of 5 % or more in any Person or acquired a substantial portion of the assets or business of any business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

          (viii) made any capital expenditure or commitment for any capital expenditure in excess of S25,000 individually or $100,000 in the aggregate;

          (ix) issued any purchase orders or otherwise agreed to make any purchases involving exchanges in value in excess of $100,000 individually or $1,000,000 in the aggregate;

          (x) except as relates to Industrial Acoustics Company Limited, accepted any sales order for delivery outside of the United States not fully covered by a valid bank letter of credit;

          (xi) sold, transferred, leased, licensed or otherwise disposed of any properties, assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than the sale of Inventories in the ordinary course of business consistent with past practice;

          (xii) issued or sold any capital stock, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company or any Subsidiary;

          (xiii) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person);

          (xiv) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Plan,
     (B) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any collective bargaining agreement and involving ordinary increases consistent with the past practices of the Company or such Subsidiary or (C) introduced any new bonus programs;

          (xv) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any inventories or receivable or revalued any assets of the Company or any Subsidiary other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

          (xvi) amended, terminated, canceled or compromised any material claims of the Company or any Subsidiary or waived any other rights of substantial value to the Company or any Subsidiary;

          (xvii) made any change in any method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by GAAP or disclosed in Section 3.14 of the Disclosure Schedule;

          (xviii) failed to maintain the Assets in accordance with good business practice and in good operating condition and repair;

          (xix) allowed any Permit or Environmental Permit that was issued or relates to the Company or any Subsidiary or otherwise relates to any Asset to lapse or terminate or failed to renew any such Permit or Environmental Permit or any insurance pol-icy that is scheduled to terminate or expire within 45 calendar days of the Closing Date;

          (xx) incurred any indebtedness for borrowed money;

          (xxi) changed the type of short-term investments and marketable securities contained in its portfolio;

          (xxii) amended, modified or consented to the termination of any Material Contract or the Company's or any Subsidiary's rights thereunder;

          (xxiii) amended or restated the Organizational Documents of the Company or any Subsidiary;

          (xxiv) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off any employees or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.40(a)-4 of the Regulations or announced or planned any such action or program for the future;

          (xxv) made any material charitable contribution;

          (xxvi) disclosed any secret or confidential Intellectual Property Asset (except by way of issuance of a Patent) or permitted to lapse or go abandoned any Intellectual Property Asset (or any registration or grant thereto or any application thereto to which, or under which, the Company or any Subsidiary has any right, title, interest or license;

          (xxvii) made any express or deemed election or settled or compromised any liability, with respect to Taxes of the Company or any Subsidiary;

          (xxviii) suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $25,000, whether or not such loss or damage shall have been covered by insurance; or

          (xxix) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.14 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments, with respect to any of the actions specified in this
     Section 3.14, except as expressly contemplated by this Agreement.

     3.15. LITIGATION.

     Except as set forth in Section 3.15 of the Disclosure Schedule (which, with respect to each Proceeding disclosed therein, sets forth: the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought, and, if applicable, paid or granted), there are no Proceedings by or against the Company or any Subsidiary (or by or against Hirschorn and relating to the Company or any Subsidiary), or affecting any of the Assets, pending before any Governmental Authority (or, to the Knowledge of Seller, threatened to be brought by or before any Governmental Authority). None of the matters disclosed in Section 3.15 of the Disclosure Schedule has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby except as set forth in Section 3.15 of the Disclosure Schedule. None of the Company, the Subsidiaries nor any of the Assets nor Seller is subject to any Governmental Order (nor to the Knowledge of Seller are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect. Section 3.15 of the Disclosure Schedule lists all Proceedings to which the Company has been a party in the past five years except for collections matters and matters in which the amount in controversy did not exceed $ 10,000, and all product liability claims brought against the Company during such period of which the Company has Knowledge, regardless of whether such claim resulted in litigation, including all such claims in respect of which notice of a claim was made under the Company's insurance policies.

     3.16. CERTAIN INTERESTS.

     (a) Except as disclosed in Section 3.16(a) of the Disclosure Schedule, no officer or director of the Company or any Subsidiary and no relative or spouse (or relative of such spouse) who resides with or is a dependent of, any such officer or director:

          (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company or any Subsidiary; provided, however, that the ownership of securities representing no more than one (1%) percent of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

          (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company or any Subsidiary uses or has used in the conduct of the Business or otherwise: or

          (iii) has outstanding any Indebtedness to the Company or any Subsidiary.

     (b) Except as disclosed in Section 3.16(b) of the Disclosure Schedule, no officer or director of the Company or any Subsidiary and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director, has outstanding any Indebtedness to Hirschorn or the Company or any Subsidiary.

     (c) Except as disclosed in Section 3.16(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has any liability or any other obligation of any nature whatsoever to any officer, director or shareholder of the Company or any Subsidiary or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

     (d) Except as disclosed in Section 3.16(d) of the Disclosure Statement, no employee of the Company or its Subsidiaries is a relative or spouse of a director, officer or senior manager of Industrial Acoustics Company, Inc. or Industrial Acoustics Company Limited.

     3.17. COMPLIANCE WITH LAWS.

     (a) Except as set forth in Section 3.17(a) of the Disclosure Schedule, the Company and the Subsidiaries have each conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Company or any Subsidiary or any of the Assets or the Business, and neither the Company nor any Subsidiary is in violation of any such Law or Governmental Order. None of Hirschorn, the Company, any Subsidiary nor any officer, director, employee, agent or representative of Hirschorn, the Company or any Subsidiary has furthered or supported any foreign boycott in violation of the Anti-Boycott laws and regulations promulgated pursuant to the Export Administration Act of 1979 (50 U.S.C.A. Appx ss. 2407, and regulations promulgated thereunder), nor violated the provisions of the Foreign Corrupt Practices Act of 1977, as amended, (15 U. S. C. A. ss.ss. 78dd-1 et seq.).

     (b) Section 3.17(b) of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to the Company or any Subsidiary or any of the Assets or the Business, and no such Governmental Order has or has had a Material Adverse Effect.

     3.18. ENVIRONMENTAL COMPLIANCE.

     Except as disclosed in Section 3.18(a)(i) of the Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect

          (a) the Company and the Subsidiaries currently hold all permits, licenses, authorizations and approvals of Governmental Authorities (collectively, "Permits"), including those required under Environmental Laws, necessary for the current use, occupancy and operation of each Asset of the Company and the Subsidiaries and the conduct of the Business, and all such Permits are in full force and effect;

          (b) the Company and its Subsidiaries are, and their business is being conducted, in compliance with Environmental Laws and the Permits;

          (c) there is no practice, action or activity of the Company or any Subsidiary or, with respect to any portion of the business of the Company or any Subsidiary, and no existing condition of the Assets of the Company or any Subsidiary or their business which could reasonably be expected to give rise to liability under, or violate or prevent compliance with, any Environmental Law;

          (d) none of the Seller, the Company nor any Subsidiary has received any notice from any Governmental revoking, canceling, rescinding, materially modifying or refusing to renew any Permit or any Environmental Claim;

          (e) none of the Company or its Subsidiaries is involved in any investigation, response or corrective action relating to or in connection with any Hazardous Materials at any Real Property or at any other location;

          (f) none of the Company or its Subsidiaries or any Real Property are subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws;

          (g) none of the Company or its Subsidiaries or any Real Property or any of their respective operations are subject to any outstanding written order, decree or agreement with any governmental authority or private party relating to (i) any actual or potential violation of or liability under Environmental Laws or (ii) any Environmental Claims;

          (h) none of the Company or its Subsidiaries has assumed by contract, law or otherwise any obligation or liability under any Environmental Law;

          (i) no Real Properties are listed or proposed for listing on the National Priorities List under CERCLA or listed on the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or included on any similar list maintained by any governmental authority;

          (j) no Hazardous Materials exist on, at or under any Real Property in a manner that would reasonably be expected to give rise to an Environmental Claim, and none of the Company or its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials;

          (k) none of the Company or its Subsidiaries or, to the best of the Company's knowledge, any of their respective predecessors has disposed of, or arranged for the disposal or treatment of, any Hazardous Materials in a manner or at any location that would reasonably be expected to give rise to an Environmental Claim; and

          (l) no underground storage ranks, landfills or surface impoundments are on, at or under any Real Property.

     Section 3.18(a)(v) of the Disclosure Schedule identifies all Permits that are nontransferable or which will require the consent of any Governmental Authority in the event of the consummation of the transactions contemplated by this Agreement.

     Section 3.18(a)(vi) of the Disclosure Schedule includes all reports of the Environmental Protection Agency issued with respect to any property of the Company, including those for the Bronx and South Carolina and all environmental reports with respect to any property of the Company, including for Winchester, England.

     Section 3.18(a)(vii) of the Disclosure Schedule includes true and complete copies of (x) the most recent Phase I environmental audits with respect to any U.S. property of the Company, including those for the Bronx and South Carolina and (y) an environmental audit of the property of Industrial Acoustics Company Limited in Winchester, England.

     Section 3.18(a)(viii) of the Disclosure Schedule contains a true and complete copy of the indemnification by Owens/Corning relating to fiberglass.

     3.19. MATERIAL CONTRACTS.

     (a) Section 3.19(a) of the Disclosure Schedule lists each of the following contracts and agreements (including without limitation, oral and informal arrangements) of the Company and the Subsidiaries (such contracts and agreements together with all contracts, agreements, leases and subleases concerning the management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.21 (a) or 3.21(b) of the Disclosure Schedule to which the Company or any Subsidiary is a party and all agreements relating to Intellectual Property set forth in Section 3.20(a) of the Disclosure Schedule, being "Material Contracts"):

          (i) each contract and agreement for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company, any Subsidiary or otherwise related to the Business under the terms of which the Company or any Subsidiary which (A) is likely to pay or otherwise give consideration of more than $100,000.00 in the aggregate during the calendar year ended December 31, 1998, (B) is likely to pay or otherwise give consideration of more than $500,000.00 in the aggregate over the remaining term of such contract, or (C) cannot be canceled by the Company or such Subsidiary without penalty or further payment and without more than 30 days notice;

          (ii) each contract and agreement for the sale of inventory or other personal property or for the furnishing of services by the Company or any Subsidiary which (A) is likely to involve consideration of more than $100,000.00 in the aggregate during the calendar year ending December 31, 1998, (B) is likely to involve consideration of more than $500,000.00 in the aggregate over the remaining term to the contract, or (C) cannot be canceled by the Company or such Subsidiary without penalty or further payment and without more than 30 days notice;

          (iii) all broker, distributor, dealer, manufacturer's representative, franchise, agency sales, promotion, market research, marketing consultants and advertising contracts and agreements to which the Company or any Subsidiary is a party;

          (iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which are not cancelable without penalty or further payment and without more than 30 days notice;

          (v) all contracts and agreements relating to indebtedness to the Company or any Subsidiary;

          (vi) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

          (vii) all contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time.

          (viii) all contracts and agreements between or among the Company or any Subsidiary and Hirschorn or any Affiliate of Hirschorn.

          (ix) all contracts and agreements providing for benefits under any Plan; and

          (x) all other contracts and agreements whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of the Business or the absence of which would have a Material Adverse Effect.

     For purposes of this Section 3.19 and Sections 3.20, 3.21 and 3.22, the terms "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

     (b) Except as disclosed in Section 3.19(b) of the Disclosure Schedule, each Material Contract: (i) is valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.7 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any Subsidiary is in breach of, or default under, any Material Contract.

     (c) Except as disclosed in Section 3.19(c) of the Disclosure Schedule, no other party to any Material Contract is in breach thereof or default thereunder.

     (d) Except as disclosed in Section 3.19(d) of the Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business, any of the properties or assets of the Company or any Subsidiary.

     (e) Schedule 3.19(e) of the Disclosure Schedule identifies (i) all assets of the Company and its Subsidiaries that are pledged as security for the payment of any liabilities, (ii) any crosscollateralization agreements to which the Company and its Subsidiaries are a party, (iii) any guarantees by the Company and its Subsidiaries of the liabilities of any person, (iv) all guarantee, performance, warranty and similar obligations outside the ordinary course of business outstanding in favor of customers or others, where bonds or letters of credit have not been issued in respect thereof, details are set forth on such
Schedule 3.19(e).

     3.20. INTELLECTUAL PROPERTY ASSETS.

     (a) Section 3.20(a)(i) of the Disclosure Schedule sets forth a true and complete list and a brief description, including a complete identification of each Patent and each registration or application for registration thereof, of all Owned Intellectual Property Assets and Section 3.20(a)(ii) of the Disclosure Schedule sets forth a true and complete list and a brief description, including a description of any license or sublicense thereof, of all Licensed Intellectual Property Assets. Except as otherwise described in Section 3.20(a)(i) of the Disclosure Schedule, in each case where a registration or Patent or application for registration or Patent listed in Section 3.20(a)(i) of the Disclosure
Schedule is held by assignment, the assignment has been duly recorded with the State or national Trademark Office from which the original registration issued or before which the application for registration is pending. Except as disclosed in Section 3.20(a)(iii) of the Disclosure Schedule, the rights of the Company or any Subsidiary, as the case may be, in or to such Intellectual Property Asset do not conflict with or infringe on the rights of any other Person, and none of Seller, the Company nor any Subsidiary has received any claim or written notice from any Person to such effect.

     (b) Except as disclosed in Section 3.20(b) of the Disclosure Schedule: (i) all the Owned Intellectual Property Assets are owned by either the Company or a Subsidiary, as the case may be, free and clear of any Encumbrance and (ii) no Proceedings have been made or asserted or are pending (nor, to the Knowledge of Seller, has any such Proceeding been threatened) against the Company or any Subsidiary either (A) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Owned Intellectual Property Assets or (B) alleging that any services provided, or products manufactured or sold by the Company or any Subsidiary are being provided, manufactured or sold in violation of any Patents or Trademarks, or any other rights of any Person. To the Knowledge of Seller, no Person is using any Patents, Copyrights, Trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Owned Intellectual Property Assets or that infringe upon the Owned Intellectual Property Assets or upon the rights of the Company or any Subsidiary therein. Except as disclosed in Section 3.20(b) of the Disclosure Schedule, none of Seller, the Company nor any Subsidiary has granted any license or other right to any other Person with respect to the Owned Intellectual Property Assets. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Owned Intellectual Property Assets.

     (c) With respect to all Licensed Intellectual Property Assets and Owned Intellectual Property Assets, the registered user provisions of all nations requiring such registrations have been complied with.

     (d) Seller has made available to the Buyer correct and complete copies of all the licenses and sublicenses for Licensed Intellectual Property Assets listed in Section 3.20(a)(ii) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such licenses and sublicenses:

          (i) such license or sublicense, together with all ancillary documents delivered pursuant to the first sentence of this Section 3.20(d), is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

          (ii) except as otherwise set forth in Section 3.20(a)(ii) of the Disclosure Schedule, such license or sublicense will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or de-fault under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense;

          (iii) except as otherwise disclosed in Section 3.20(a)(ii) of the Disclosure Schedule, with respect to each such license or sublicense: (A) none of Seller, the Company nor any Subsidiary has received any notice of termination or cancellation under such license or sublicense and no licensor or sublicensor has any right of termination or cancellation under such license or sublicense except in connection with the default of the Company or any Subsidiary thereunder, (B) none of Seller, the Company nor any Subsidiary has received any notice of a breach or default under such license or sublicense, which breach or default has not been cured, and (C) none of Seller, the Company nor any Subsidiary has granted to any other Person any rights, adverse or otherwise, under such license or sublicense;

          (iv) none of the Company, any Subsidiary nor (to the Knowledge of Seller) any other party to such license or sublicense is in breach or default in any material respect, and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense;

          (v) no Proceedings have been made or asserted or are pending (nor, to the Knowledge of Seller, has any such Proceeding been threatened) against the Company or any Subsidiary either (A) based upon or challenging or seeking to deny or restrict the use by the Company or any Subsidiary of any of the Licensed Intellectual Property Assets or (B) alleging that any Licensed Intellectual Property Asset is being licensed, sublicensed or used in violation of any patents or trademarks, or any other rights of any Person; and

          (vi) to the Knowledge of Seller, no Person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the Licensed Intellectual Property Assets or that infringe upon the Licensed Intellectual Property Assets or upon the rights of the Company or any Subsidiary therein.

     (e) Except as set forth in Section 3.20(e) of the Disclosure Schedule, Seller is not aware of any reason that would prevent any pending applications to register trademarks, service marks or copyrights or any pending patent applications from being granted.

     (f) The Intellectual Property Assets described in Sections 3.20(a)(i) and
(ii) of the Disclosure Schedule constitute all the Intellectual Property Assets used or held or intended to be used by the Company or any Subsidiary, and constitutes all such Intellectual

Property Assets necessary in the conduct of the business of the Company and there are no other items of Intellectual Property Assets that are material to the Company or any Subsidiary.

     3.21. REAL PROPERTY.

     (a) Section 3.21(a) of the Disclosure Schedule lists: (i) the street address of each parcel of Owned Real Property, (ii) the date on which each parcel of Owned Real Property was acquired, (iii) the current owner of each such parcel of Owned Real Property, and (iv) the current use of each such parcel of Owned Real Property.

     (b) Section 3.21(b) of the Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term (referencing applicable renewal periods) and rental payment terms of the laws (and any subleases) pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property.

     (c) Except as described in Section 3.21(c) of the Disclosure Schedule, there is no material violation of any Law (including, without limitation, any building, planning or zoning law) relating to any of the Real Property. Hirschorn has made available to the Buyer true and complete copies of each deed for each parcel of Owned Real Property and, to the extent available, for each parcel of Leased Real Property and all the title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, Permits, other title documents and other documents relating to, or otherwise affecting the Real Property, the operations of the Company or any Subsidiary thereon or any other uses thereof. Either the Company or a Subsidiary, as the case may be, is in peaceful and undisturbed possession of each parcel of Real Property and there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used. All existing water, sewer, steam, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the business of the Company and the Subsidiaries as it has been and currently is conducted. There are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personally of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property, except as set forth in Section 3.2 1 (c) of the Disclosure Schedule, neither the Company nor any Subsidiary has leased or subleased any parcel or any portion of any parcel of Real Property to any other Person, nor has the Company or any Subsidiary assigned its interest under any lease or sublease listed in Section 3.21(b) of the Disclosure Schedule to any third party.

     (d) Hirschorn has made available to the Buyer true and complete copies of all leases and subleases listed in Section 3.2 1 (b) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). With respect to each of such leases and subleases:

          (i) such lease or sublease, together with all ancillary documents made available pursuant to the first sentence of this Section 3.21(d), is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective landlord and tenant with respect to such property;

          (ii) except as otherwise set forth in Sections 3.6(c) and 3.21(b) of the Disclosure Schedule, such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease;

          (iii) except as otherwise disclosed in Section 3.21(b) of the Disclosure Schedule, with respect to each such lease or sublease: (A) none of Hirschorn, the Company nor any Subsidiary has received any notice of cancellation or termination under such lease or sublease and no lessor has any right of termination or cancellation under such lease or sublease except upon a breach or default by the Company or any Subsidiary thereunder, (B) none of Hirschorn, the Company nor any Subsidiary has received any notice of a breach or default under such lease or sublease, which breach or default has not been cured, and (C) none of Hirschorn, the Company nor any Subsidiary has granted to any other Person any rights, adverse or otherwise, under such lease or sublease; and

          (iv) none of the Company, any Subsidiary nor (to the Knowledge of Hirschorn) any other party to such lease or sublease, is in breach or default in any material respect, and, to the Knowledge of Hirschorn, no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

     (e) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of Hirschorn, threatened against the Real Property.

     (f) All the Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and, to the Knowledge of Hirschorn, there are no facts that would prevent the Real Property from being occupied by the

Company or any Subsidiary, as the case may be, after the Closing in the same manner as occupied by the Company or such Subsidiary immediately prior to the Closing.

     (g) All improvements on the Real Property constructed by or on behalf of the Company or any Subsidiary or, to the Knowledge of Hirschorn, constructed by or on behalf of any other Person were constructed in compliance with all applicable Laws (including, but not limited to, any building, planning or zoning
Laws) affecting such Real Property.

     (h) No improvements on the Real Property and none of the current uses and conditions thereof violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any Governmental Authority having jurisdiction over the Real Property.

     (i) All improvements on any Real Property are wholly within the lot limits of such Real Property and do not materially encroach on any adjoining premises, and there are no material encroachments on any Real Property by any improvements located on any adjoining premises.

     (j) Except as otherwise set forth in Section 3.21j) of the Disclosure Schedule, there have been no improvements of a value in excess of $10,000 in the aggregate made to or construction on any Real Property within the applicable period for the filing of mechanics' liens.

     (k) The rental set forth in each lease or sublease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

     (l) Either the Company or a Subsidiary, as the case may be, has the full fight to exercise any renewal options contained in the leases and subleases pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each Leased Real Property for the full term of such renewal options.

     3.22. TANGIBLE PERSONAL PROPERTY.

     (a) Section 3.22 of the Disclosure Schedule lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property with a value in excess of $25,000 per item or per category of items (the "Tangible Personal Property") used in the Business or owned or leased by the Company or any Subsidiary.

     (b) Seller has, or has caused to be, delivered to the Buyer true and complete copies of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such leases and subleases:

          (i) such lease or sublease, together with all ancillary documents delivered pursuant to the first sentence of this Section 3.22(b), is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property;

          (ii) except as set forth in Section 3.22(b) of the Disclosure Schedule, such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or sublease or otherwise give the lessor a right to terminate such lease or sublease;

          (iii) except as otherwise disclosed in Section 3.22(b) of the Disclosure Schedule, with respect to each such lease or sublease: (A) none of Hirschorn, the Company nor any Subsidiary has received any notice of cancellation or termination under such lease or sublease and no lessor has any right of termination or cancellation, under such lease or sublease except upon a breach or default by the Company or any Subsidiary thereunder, (B) none of Hirschorn, the Company nor any Subsidiary has received any notice of a breach or default under such lease or sublease, which breach or default has not been cured, and (C) none of Hirschorn, the Company nor. any Subsidiary has granted to any other Person any rights, adverse or otherwise, under such lease or sublease; and

          (iv) none of the Company, any Subsidiary nor (to the best knowledge of Hirschorn) any other party to such lease or sublease, is in breach or default in any material respect, and to the best knowledge of Hirschorn, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

     (c) Either the Company or a Subsidiary, as the case may be, has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exer-cise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

     3.23. ASSETS.

     (a) Except as disclosed in Section 3.23 of the Disclosure Schedule, either the Company or a Subsidiary, as the case may be, owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Intellectual Property Assets, the Real Property and the Tangible Personal Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company or any Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or any Subsidiary or in or relating to the conduct of the Business (all such properties, assets and contract rights being, the "Assets"). Either the Company or a Subsidiary, as the case may be, has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (i) as disclosed in Section 3.20, 3.21 (a), 321(b), 3.22 or 3.23(a) of the Disclosure Schedule and (ii) Permitted Encumbrances.

     (b) The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the business of the Company and its Subsidiaries. At all times since the date of the Reference Balance Sheet, the Company has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

     (c) Following the consummation of the transactions contemplated by this Agreement, either the Company or a Subsidiary, as the case may be, will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Closing, either the Company or a Subsidiary, as the case may be, shall own and possess all documents, books, records, agreements and financial data of any sort used by the Company or such Subsidiary in the conduct of the Business or otherwise.

     (d) Section 3.23(d) of the Disclosure Schedule contains a true and complete schedule of the Company's portfolio of short-term investments and marketable securities as at December 31, 1997.

     3.24. CUSTOMERS.

     Listed in Section 3.24 of the Disclosure Schedule are the names and addresses of the ten most significant customers (by revenue) of the Company and the Subsidiaries for the twelve-month period ended December 31, 1997 and the amount for which each such customer was invoiced during such period. Except as disclosed in Section 3.24 of the Disclosure Schedule, none of Hirschorn, the Company nor any Subsidiary has received any notice or has any reason to believe that any significant customer of the Company has ceased, or will cease, to use the products, equipment, goods or services of the Company or any Subsidiary, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

     3.25. SUPPLIERS.

     Listed in Section 3.25 of the Disclosure Schedule are the names and addresses of each of the ten most significant suppliers of raw materials, supplies, merchandise and other goods for the Company and the Subsidiaries with an aggregate purchase price of $100,000.00 or more during the twelve-month period ended December 31, 1997 and the amount for which each such supplier invoiced the Company and the Subsidiaries during such period. Except as disclosed in Section 3.25 of the Disclosure Schedule, none of Hirschorn, the Company nor any Subsidiary has received any notice or has any reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company or any Subsidiary at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company and the Subsidiaries, subject only to general and customary price increases.

     3.26. EMPLOYEE BENEFIT MATTERS.

     (a) Plans and Material Documents. Section 3.26(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between Hirschorn or any of its Affiliates and any employee of the Company or of any Subsidiary, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Company (collectively, the "Plans"). Each Plan is in writing and Hirschorn has made available to the Buyer complete and accurate copies of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as disclosed on Section 3.26(a) of the Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary has any express or implied material commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement,
(ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) Absence of Certain Types of Plans. None of the Plans is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA. None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary for which accruals have not been taken. Any such accruals are listed on the Reference Balance Sheet. Except for those Plans of Industrial Acoustics Company Limited, each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

     (c) Compliance with Applicable Law. Each Plan is now and always has been operated in all respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have always acted in accordance with the provisions of all applicable Law, including, without limitation, ERISA and the IRC. The Company and each Subsidiary has performed all obligations required to be performed by it under, is not in any respect in default under, or in violation of, and has no knowledge of any default or violation by any party to any Plan. No legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, suit or claim.

     (d) Qualification of Certain Plans. Each Plan which is intended to be qualified under Section 401(a) of the IRC or Section 401(k) of the IRC has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the IRC has received a determination letter from the IRS that it is so exempt and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each trust maintained or contributed to by the Company or any Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the IRC has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

     (e) Absence of Certain Liabilities and Events. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the IRC) with respect to any Plan. Neither the Company nor any Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the IRC or any liability under Section 502 of ERISA and no fact or event exists which could give rise to any such liability. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and no fact or event exists which could give rise to any such liability. Except as set forth on Section 3.26(e) of the Disclosure Schedule, no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived as of the most recently ended plan year of such Plan. None of the assets of the Company or any Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any Subsidiary has been required to post any security un-der Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

     (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan (and any other employee benefit plan for which the Company or any Subsidiary may have liability for funding) have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance. As of the Closing Date, no Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

     (g) Certain Employee-Benefits Assets. Each of the guaranteed investment contracts and other funding contracts with any insurance company that are held by any of the Plans and any annuity contracts purchased by (i) any of the Plans or (ii) any pension benefit plans (as defined in Section 3(2) of ERISA) that provided benefits to any current or former employees of the Company or any Subsidiary was issued by an insurance company which carried the highest rating from each of Duff & Phelps Credit Rating Co., Standard & Poor's Insurance Rating Services, A.M. Best Company and Moody's Investors Service, as of the date such contract was issued, the date hereof and the Closing Date.

     (h) WARN Act. The Company and the Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and have no liabilities pursuant to WARN.

     (i) Americans With Disability Act. Except as set forth in Section 3.26(i) of the Disclosure Schedule, the Seller has no Knowledge that the Company and each Subsidiary are not in compliance with the requirements of the Americans With Disabilities Act.

     (j) Withdrawal Liability. Neither the Company nor any Subsidiary has announced an intention to withdraw, but has not yet completed withdrawal, from a multiemployer plan. No action has been taken that could result in either a partial or complete withdrawal from a multiemployer plan by the Company or any Subsidiary.

     3.27. LABOR RELATIONS; COMPLIANCE.

     The Company or one of its Subsidiaries is a party to those collective bargaining or other labor Contracts set forth on Section 3.27 of the Disclosure Schedule. Except as set forth on Section 3.27 of the Disclosure Schedule, since January 1, 1994, there has not been, there is not presently pending or existing, and to Hirschorn's Knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company or any of its Subsidiaries relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company and its Subsidiaries or their premises, or (c) any application for certification of a collective bargaining agent. To Hirschorn's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company or any of its Subsidiaries, and no such action is contemplated by the Company or any of its Subsidiaries. The Company and each of the Subsidiaries have complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Neither the Company nor any Subsidiary is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     3.28. KEY EMPLOYEES.

     (a) Section 3.28 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1996 and 1997, the date of employment, nature of employment (whether contractual or at will), and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Company or any Subsidiary whose annual compensation exceeded (or, in 1997, is expected to exceed) $100,000.00.

     (b) All directors, officers, management employees, and technical and professional employees of the Company and each Subsidiary are under written obligation to the Company or such Subsidiary to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company or such Subsidiary all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

     3.29. TAXES.

     (a) The Company and its Subsidiaries have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Company has made available to Buyer copies of all such Tax Returns relating to income or franchise taxes filed since January 1, 1992. The Company and its Subsidiaries (i) have timely paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the

Company or any of its Subsidiaries, except such Taxes, if any, as are listed in
Section 3.29 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Reference Balance Sheet and the Interim Balance Sheet, and (ii) have made adequate provision (through a current accrual on the Reference Balance Sheet) for any Taxes attributable to any taxable period (or portion thereof) of the Company and/or its Subsidiaries ending on or prior to the date hereof that are not yet due and payable.

     (b) The United States federal income Tax Returns of the Company and each of its subsidiaries subject to such Taxes have been audited by the IRS or are closed by the applicable statute of limitations for all taxable years through December 31, 1995. The New York State income Tax Returns of the Company and each of its subsidiaries subject to such Taxes have been audited by the relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1994. The New York City income Tax Returns of the Company and each of its subsidiaries subject to such Taxes have been audited by the relevant tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1992. The United Kingdom income Tax Returns of the Company and each of its subsidiaries subject to such Taxes have been audited by Inland Reserve or are closed by the applicable statute of limitations for all taxable years through December 31, 1996. Hirschorn has made available to Buyer a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against or settled. Except as described in
Section 3.29 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries may be liable.

     (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company and each of its Subsidiaries are adequate (determined in accordance with GAAP) and are at least equal to the Company's or such Subsidiary's liability for Taxes. There exists no proposed tax assessment against the Company or any of its Subsidiaries except as disclosed in the Balance Sheet or in Section 3.29 of the Disclosure Schedule. No consent to the application of Section 3.41(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company or any of its Subsidiaries. All Taxes that the Company or any of its Subsidiaries is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (d) All Tax Returns filed by (or that include on a consolidated basis) the Company or any of its Subsidiaries are true, correct, and complete. There is no tax sharing agreement to which the Company or any of its Subsidiaries is a party. Neither the Company nor any Subsidiary is, or within the five-year period preceding the Closing Date has been, an "S" corporation.

     (e) Except as set forth in Section 3.29(e) of the Disclosure Schedule, (i) no liens have been filed with respect to any Taxes; (ii) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of IRC Section 280G; (iii) neither the Company nor any of its Subsidiaries has been a "United States real property holding corporation" within the meaning of IRC Section 897(c)(2); (iv) neither the Company nor any Subsidiary owns any interest in any "passive foreign investment company" as defined in IRC Section 1296 or other entity the income of which is required to be included in the income of the Company or its Subsidiaries whether or not distributed; (v) neither the Company nor any Subsidiary has any income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., "an installment sale") occurring in or a change in accounting method made for a period ending on or prior to the Closing Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction); (vi) neither the Company nor any Subsidiary has any deferred gain or loss (a) arising out of any intercompany transactions or (b) with respect to the stock or obligations of any other member of the affiliated group of which the Company is the common parent; (vii) the Company or any Subsidiary has no Knowledge that there are any reassessments of any property owned by the Company or any Subsidiary or other proposals that could increase the amount of any Tax to which the Company or any Subsidiary would be subject; (viii) no power of attorney currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or a Subsidiary; (ix) no assets of the Company or its Subsidiaries are held in an arrangement for which partnership Tax Returns are being filed and neither the Company nor any of its Subsidiaries is a partner in any partnership;
(x) neither the Company nor any of its Subsidiaries has requested a ruling from any taxing authority; (xi) there are no "excess loss accounts" (as defined in Treas. Reg. ss. 1. 1502-19) with respect to any stock of any Subsidiary; and
(xii) none of the assets of the Company nor any of its Subsidiaries is "tax exempt use property" as defined in IRC Section 168(h)(1) or may be treated as owned by any other person pursuant to IRC Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect prior to the Tax Reform Act of 1986).

     (f) All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including, without limitation, any New York State Real Estate Transfer Tax and any similar tax imposed in other states or subdivisions), shall be paid by the party obligated by Legal Requirement to make such payment when due, and such responsible party will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the party not obligated to make such payment shall join in the execution of any such Tax Returns and other documentation.

     3.30. INSURANCE.

     (a) Section 3.30(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, workers' compensation, any bond and surety arrangements) under which the Company or any Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years:

          (i) the name, address and telephone number of the agent or broker;

          (ii) the name of the insurer and the names of the principal insured and each named insured;

          (iii) the policy number and the period of coverage;

          (iv) the type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates are calculated and operate) of coverage; and

          (v) the premium charged for the policy, including, without limitation, a description of any retroactive premium adjustments or other loss-sharing arrangements.

     (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof; and (iv) to the Knowledge of Hirschorn, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation or currently has a rating of "B+" or below from A.M. Best & Co. or a claims paying ability rating of "BBB" or below from Standard & Poor's, Inc.

     (c) Section 3.30(c) of the Disclosure Schedule sets forth all risks against which the Company or any Subsidiary is self-insured or which are covered under any risk retention program in which the Company or any Subsidiary participates, together with details for the last five years of the Company's and each Subsidiary's loss experience with respect to such risks.

     (d) All material assets, properties and risks of the Company and each Subsidiary are, and for the past five years have been, covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Company or a Subsidiary. as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company or such Subsidiary, as the case may be.

     (e) At no time subsequent to January 1, 1994 has the Company or any Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or, except as set forth in Section 3.30(e) of the Disclosure Schedule, received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 3.30(a) of the Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect or (iii) suffered any extraordinary increase in premium for renewed coverage. Since January 1, 1994, no insurance carrier has canceled, failed to renew or materially reduced any insurance coverage for the Company or any Subsidiary or given any notice or other indication of its intention to cancel, not renew or reduce any such coverage.

     (f) At the time of the Closing, all insurance policies currently in effect will be outstanding and duly in force.

     (g) No insurance policy listed in Section 3.30(a) of the Disclosure Schedule will cease to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect on terms identical to those in effect as of the date hereof as a result of the consummation of the transactions contemplated by this Agreement.

     3.31. ACCOUNTS, LOCKBOXES, SAFE DEPOSIT BOXES, POWERS OF ATTORNEY.

     Section 3.31 of the Disclosure Schedule is a true and complete list of (a) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Company or any Subsidiary has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto, (b) the location of all lockboxes and safe deposit boxes of the Company and each

Subsidiary and the names of all Persons authorized to draw thereon or have access thereto and (c) the names of all Persons, if any, holding powers of attorney from Seller relating to the Company, any Subsidiary or the Business, or from the Company or any Subsidiary. Section 3.31 of the Disclosure Schedule sets forth a list of all authorizations by the Board of Directors of the Company for any officer, director or employee to enter into negotiations or otherwise interact with any foreign entity. At the time of the Closing, without the prior written consent of the Buyer, neither the Company nor any Subsidiary shall have any such amount, lockbox or safe deposit box other than those listed in Section
3.31 of the Disclosure Schedule, nor shall any additional Person have been authorized, from the date of this Agreement, to draw thereon or have access thereto or to hold any such power of attorney relating to the Company, any Subsidiary or the Business or from the Company or any Subsidiary. Except as disclosed in Section 3.31 of the Disclosure Schedule, Hirschorn has not commingled monies or accounts of the Company or any Subsidiary with other monies or accounts of Hirschorn nor has Hirschorn transferred monies or accounts of the Company or any Subsidiary other than to an account of the Company or such Subsidiary. At the time of the Closing, all monies and accounts of the Company and each Subsidiary shall be held by, and be accessible only to, the Company or such Subsidiary.

     3.32. FULL DISCLOSURE.

     (a) Hirschorn is not aware of any facts pertaining to the Company, any Subsidiary or the Business which could have a Material Adverse Effect and which have not been disclosed in this Agreement, the Disclosure Schedule or the Financial Statements or otherwise disclosed to the Buyer by Hirschorn in writing.

     (b) No representation or warranty of Hirschorn in this Agreement, nor any statement or certificate furnished or to be furnished to the Buyer pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     3.33. BROKERS OR FINDERS.

     Hirschorn has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.34. YEAR 2000 COMPUTER CONVERSION.

     Section 3.34 of the Disclosure Schedule sets forth the Company's proposal regarding its computer conversion for the year 2000. The changes necessary to be made to the computer system could not reasonably be expected to have a Material Adverse Effect.

     3.35. SECURITIES EXCHANGE ACT FILINGS.

     All reports of the Company pursuant to the Securities Exchange Act of 1934 have been filed when due and in accordance with the provisions of such at and the rules and regulations thereunder of the Securities and Exchange Commission. Neither the Company or Seller has any Knowledge of any investigation or inquiry (whether or not formally authorized) with respect to securities of the Company or any report or registration statement filed, or required to be filed, by the Company with such Commission.


     4. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to Sellers as follows:

     4.1. ORGANIZATION AND GOOD STANDING.

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Buyer. This Agreement has been, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes, a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms. Buyer does also specifically represent that it has the financial wherewithal to undertake and consummate the transactions contemplated by this Agreement.

     4.2. NO CONFLICT.

     Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.3, except as may result from any facts or circumstances relating solely to Hirschorn, the execution, delivery and performance of this Agreement by Buyer do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the Buyer, (b) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Buyer, or
(c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of an Encumbrance on any of the assets or properties of the Buyer pursuant to any note, bond, mortgage or indenture, contract agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Buyer is a party or by which any of such assets or properties are bound or affected which would have a Material Adverse Effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

     4.3. GOVERNMENTAL CONSENTS AND APPROVAL.

     The execution, delivery and performance of this Agreement by the Buyer do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except
(a) in a writing given to Hirschorn by the Buyer on the date of this Agreement, and (b) the notification requirements of the HSR Act.

     4.4. INVESTMENT INTENT.

     Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(l1) of the Securities Act.

     4.5. CERTAIN PROCEEDINGS.

     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

     4.6. BROKERS OR FINDERS.

     Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.


     5. COVENANTS OF HIRSCHORN PRIOR TO CLOSING DATE.

     5.1. ACCESS AND INVESTIGATION; AUDIT.

     Between the date of this Agreement and the Closing Date, Hirschorn will, and will cause the Company and the Subsidiaries and its Representatives to, (a) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request,
(b) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may rea-sonably request, and (c) furnish Buyer true and complete copies of the audited consolidated balance sheet of the Company and the Subsidiaries for the fiscal year ended as of December 31, 1997, and the related audited consolidated statements of income, retained earnings, stockholders' equity and changes in financial position of the Company and the Subsidiaries, together with all related notes and schedules thereto, accompanied by the audit opinion and management letters thereon of Coopers & Lybrand and, with respect to Industrial Acoustics Company Limited, Kidsons Impey.

     5.2. OPERATION OF THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES.

     (a) Between the date of this Agreement and the Closing Date, Hirschorn will, and will cause the Company and the Subsidiaries to:

          (i) conduct the business of the Company and the Subsidiaries only in the ordinary course of business;

          (ii) use his Best Efforts to preserve intact the current business organization of the Company and the Subsidiaries, keep available the services of the current officers, employees, and agents of the Company and the Subsidiaries, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company and the Subsidiaries;

          (iii) confer with Buyer concerning operational matters of a material nature; and

          (iv) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company and the Subsidiaries.

     (b) Except as disclosed in Section 5.2(a) of the Disclosure Schedule, the Seller covenants and agrees that, prior to Closing, without the prior written consent of the Buyer, neither the Company nor any Subsidiary will do any of the things enumerated in the second sentence of Section 3.14 (including, without limitation, clauses (i) through (xxix) thereof).

     (c) The Seller covenants and agrees that, prior to Closing, the Company will not engage in any practice, take any action, fail to take any action or enter into any transaction which would cause any representation or warranty of the Seller to be untrue or result in the Breach of any covenant made by the Seller in this Agreement.

     5.3. NEGATIVE COVENANT.

     Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not, and will cause the Company and the Subsidiaries not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within his or its control, as a result of which any of the changes or events listed in Section
3.14 is authorized or is likely to occur.

     5.4. REQUIRED APPROVALS.

     As promptly as practicable after the date of this Agreement, Hirschorn will, and will cause the Company and the Subsidiaries to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Hirschorn will, and will cause the Company and the Subsidiaries to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.3 (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

     5.5. NOTIFICATION.

     Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if such Seller or the Company or any of its Subsidiaries becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller or the Company or any of its Subsidiaries becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

     5.6. PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.

     Except as expressly provided in this Agreement and except as is set forth on Section 5.6 of the Disclosure Schedule, Seller will cause all indebtedness owed to the Company and the Subsidiaries by any Seller or any Related Person to be paid in full prior to Closing. The obligation of Michael Hirschorn to the Company shall continue and the terms of such obligation shall be amended to include the payment of interest on the outstanding balance calculated monthly at the prime rate of Chase Manhattan Bank as of the first day of such month.

     5.7. NO NEGOTIATION.

     Until such time, if any, as this Agreement is terminated pursuant to
Section 9, Seller will not, and will cause the Company and the Subsidiaries and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Shares (other than in the ordinary course of business) of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company or any of its Subsidiaries.

     5.8. BEST EFFORTS.

     Between the date of this Agreement and the Closing Date, Seller will use his Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

     5.9. TERMINATION OF AUTHORIZATIONS.

     Seller will cause the Company to terminate all existing authorizations by the Board of Directors of the Company for any officer, director or employee to enter into negotiations or otherwise interact with any foreign entity except in the ordinary course of business relating to specific transactions.


     6. COVENANTS OF BUYER PRIOR TO CLOSING DATE.

     6.1. APPROVALS OF GOVERNMENTAL BODIES.

     As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Parts 3.5, 3.6 and 4.3 of the Disclosure Schedule; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     6.2. BEST EFFORTS.

     Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.


     7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

     Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1. ACCURACY OF REPRESENTATIONS.

     All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate as of the date of this Agreement and as of the Closing Date without giving effect to any notice or supplement delivered by Hirschorn pursuant to Section 5.5.

     7.2. SELLER'S PERFORMANCE

     (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Section
5.4 must have been performed and complied with in all material respects.

     7.3. CONSENTS.

     Each of the Consents identified in Parts 3.5(c), 3.6 and 4.3 of the Disclosure Schedule must have been obtained and must be in full force and effect.

     7.4. ADDITIONAL DOCUMENTS.

     Each of the following documents must have been delivered to Buyer:

          (a) an opinion of Rand Rosenzweig Smith Radley Gordon & Burstein LLP, dated the Closing Date, in the form of Exhibit 7.4(a);

          (b) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
     Section 8.4(a), (ii) evidencing the accuracy of any of Seller's representations and warranties, (iii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions; and

          (c) a copy of the Escrow Agreement substantially in the form attached hereto as Exhibit A, executed by Seller.

     7.5. NO INJUNCTION.

     Them must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by Seller to Buyer.

     7.6. NO PROHIBITION.

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any Material Adverse Effect under, any applicable Legal Requirement or Order.

     7.7. BOARD ACTION.

     The Board of Directors of the Company shall have specifically approved (i) the Contemplated Transactions and (ii) the contemporaneous acquisition by Buyers of the shares listed in Schedule A, such approval being effective prior to the signing of this Agreement, in effect as of the Closing and evidenced by a certified resolution of such Board satisfactory to Buyer.

     7.8. HSR ACT AND EXON-FLORIO AMENDMENT.

     The waiting period (including any extension thereof by reason of a request for additional information) relating to the notification and report forms under the HSR Act filed by Buyer and Seller with respect to the transactions contemplated by this Agreement shall have expired or been terminated, and no conditions to the transactions contemplated by this Agreement shall have been imposed by any Governmental Body and clearance shall have been received from the Committee on Foreign Investment in the United States for the transactions contemplated by this Agreement under Section 721 of the Defense Production Act of 1950, as amended.


     8. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.

     Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     8.1. ACCURACY OF REPRESENTATIONS.

     All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must be accurate as of the date of this Agreement and as of the Closing Date.

     8.2. BUYER'S PERFORMANCE.

     (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i) and 2.4(b)(ii).

     8.3. CONSENTS.

     Each of the Consents identified in Parts 3.6(c), 3.7 and 4.3 of the Disclosure Schedule must have been obtained and must be in full force and effect.

     8.4. ADDITIONAL DOCUMENTS.

     Buyer must have caused the following documents to be delivered to Seller:

          (a) an opinion of Cahill Gordon & Reindel, dated the Closing Date, in the form of Exhibit 8.4(a); and

          (b) such other documents as Seller may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in
     Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions; and

          (c) a copy of the Escrow Agreement substantially in the form attached hereto as Exhibit A, executed by Buyer.

     8.5. NO INJUNCTION.

     There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by Seller to Buyer.


     9. TERMINATION.

     9.1. TERMINATION EVENTS.

     This Agreement may, by notice given prior to or at the Closing, be terminated:

          (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party, such material Breach has not been cured after notice and a reasonable period of time to cure, and such Breach has not been waived;

          (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with his obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

          (c) by Buyer if, between the date hereof and the Closing Date: (i) an event or condition occurs that has resulted in or that may be expected to result in a Material Adverse Effect, (ii) any material representation or warranty of Seller contained in this Agreement shall not have been true and correct when made, (iii) Seller shall not have complied with any material covenant or agreement to be complied with by it and contained in this Agreement; or (iv) Seller, the Company or any Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Seller, the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization;

          (d) by mutual consent of Buyer and Seller; or

          (e) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 30, 1998 or such later date as the parties may agree upon.

     9.2. EFFECT OF TERMINATION.

     Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and
11. 3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


     10. INDEMNIFICATION; REMEDIES.

     10.1. SURVIVAL.

     All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificate delivered pursuant to Section 2.4(a)(ii), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

     10.2. INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER.

     Seller will indemnify and hold harmless Buyer, the Company and its Subsidiaries, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, 74% any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          (a) any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, or any other certificate or document delivered by Seller pursuant to this Agreement;

          (b) any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such Breach that is disclosed in a supplement to the Disclosure Schedule and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(ii) as having caused the condition specified in Section 7.1 not to be satisfied;

          (c) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

          (d) any product shipped or manufactured by, or any services provided by, the Company or any of its Subsidiaries prior to the Closing Date;

          (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company or any of its Subsidiaries (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; and

          (f) any Taxes of the Company and/or its Subsidiaries with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date, to the extent allocable to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax liabilities shown on the Interim Bal-ance Sheet, as such reserve is adjusted for the passage of time through the closing date in accordance with the past practice and custom of the Company and its Subsidiaries in filing their Tax Returns.

     Buyer shall request payment of Damages to be made by a claim against funds held in escrow pursuant to the Escrow Agreement.

     10.3. TIME LIMITATIONS.

     If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Section 3.2, 3.18 and 3.29, unless on or before eighteen (18) months from the Closing Date Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.2 or 3.29 may be made at any time until five (5) years from the Closing Date; and a claim with respect to Section 3.18 may be made at any time until thirty (30) months from the Closing Date.

     10.4. LIMITATIONS ON AMOUNT -- SELLER.

     Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b), to the extent relating to any failure to perform or comply prior to the Closing Date, clause
(c), clause (d) or clause (f) of Section 10.2, until the total of all Damages with respect to such matters exceeds $250,000.00, at which time all such Damages shall become due (not just the amounts in excess of $250,000.00). For purposes of the preceding sentences, Damages shall not include amounts that individually do not result in a loss of at least $5,000.00. The maximum amount of Seller's total liability (for indemnification or otherwise) shall be $1,750,000.00.

     10.5. PROCEDURE FOR INDEMNIFICATION -- THIRD-PARTY CLAMS.

     (a) Promptly after receipt by an indemnified party under Section 10.2 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

     (b) If any Proceeding referred to in Section 10.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such

Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     10.6. PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS.

     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     11. GENERAL PROVISIONS.

     11.1. EXPENSES.

     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer and Seller will each pay their respective HSR Act filing fees. Seller will cause the Company and its Subsidiaries not to incur any out-of-pocket expenses in connection with this Agreement except for professional fees and environmental survey fees not in excess of $50,000.00. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     11.2. PUBLIC ANNOUNCEMENTS.

     Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Seller and the Buyer jointly determine. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Company and its Subsidiaries to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company's and its Subsidiaries' employees, customers, and suppliers and others having dealings with the Company and its Subsidiaries will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     11.3. CONFIDENTIALITY.

     Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company and its Subsidiaries to maintain in confidence, and not use to the detriment of another party or the Company or any of its Subsidiaries, any written, oral, or other information obtained in confidence from, written information stamped "confidential" when originally furnished by another party or the Company or any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     11.4. NOTICES.

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt); provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  Seller:             Mr. Martin Hirschorn
                                      420 East 51st Street
                                      New York, New York 10022
                                      Facsimile No.:

                  with a copy to:     Rand Rosenzweig Smith Radley
                                      Gordon & Burstein LLP
                                      605 Third Avenue -- 24th Floor
                                      New York, NY 10158
                                      Attn.: David L. Smith, Esq.
                                      Facsimile No.: (212) 557-1475

                  Buyer:              IAC Acquisition Corp.
                                      Attention: Mr. James A. Read, President
                                      Facsimile No.:
                  with a copy to:     Cahill Gordon & Reindel
                                      80 Pine Street
                                      New York, NY 10005
                                      Attention:  John P. Mitchell, Esq.
                                      Facsimile No.: (212) 269-5420

     11.5. JURISDICTION; SERVICE OF PROCESS.

     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11.6. FURTHER ASSURANCES.

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.7. WAIVER.

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.8. ENTIRE AGREEMENT AND MODIFICATION.

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter, including the Letter of Intent between the predecessor to the Buyer and Seller dated November 3, 1997 and the modification to the Letter of Intent dated December 23, 1997, and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.9. DISCLOSURE SCHEDULE.

     (a) The disclosures in the Disclosure Schedule, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

     (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     11.10. ASSIGNMENT; SUCCESSORS, AND NO THIRD-PARTY RIGHTS.

     Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     11.11. SEVERABILITY.

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.12. SECTION HEADINGS; CONSTRUCTION.

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.13. GOVERNING LAW.

     This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

     11.14. COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


Buyer:                                        Seller:

IAC HOLDINGS CORP.


By:  /s/ James A. Read                        /s/ Martin Hirschorn
     ------------------------                 ----------------------------
       James A. Read                              Martin Hirschorn
       President

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


Buyer:                                       Seller:

IAC HOLDINGS CORP.


By: ---------------------------              --------------------------------
       James A. Read                         Martin Hirschorn
       President/Secretary

                                   SCHEDULE A


SELLING                                 NUMBER
SHAREHOLDERS                          OF SHARES              PURCHASE PRICE
------------                          ---------              --------------

Martin Hirschorn                       1,913,429                $21,047,719
Michael Hirschorn                          1,000                $    11,000
Frederic M. Oran                          58,300                $   661,300
Arnold W. Kanarek                          2,500                $    27,500
Trustees of Barnard College              116,666                $ 1,283,326
Community Fund, Inc.                     233,334                $ 2,566,674
ARK International (Christine
   Svendsen)                               2,500                $    27,500
George J. Sotos                           16,325                $   179,575
                                       ---------                -----------
Total                                  2,344,054                $25,784,594
                                       =========                ===========

                      AMENDMENT TO STOCK PURCHASE AGREEMENT


     This Amendment to a certain Stock Purchase Agreement made as of January 26, 1998 ("Agreement") is made as of March 19, 1998 ("Amendment"), by IAC HOLDINGS CORP., a Delaware corporation, with offices located at Greenwich, Connecticut ("Buyer") and MARTIN HIRSCHORN, an individual resident in New York, New York ("Hirschhorn" or "Seller").

          1. The Recitals of the Agreement are amended to read:

     "Seller desires to sell, and Buyer desires to purchase, a total of 1,914,929 of the issued and outstanding shares (the "Shares") of capital stock, $.10 par value of Industrial Acoustics Company, Inc. a New York corporation (the "Company"), for the consideration and on the terms set forth in this Agreement."

          2. Paragraph 2.2 of the Agreement is amended to read:

     "2.2 Purchase Price

     The purchase price for each of the Shares will be $11.00; therefore, the total purchase price for the Shares is $21,064,219 (the 'Purchase Price')."

          3. The Buyer hereby expressly waives the Conditions to Closing set forth in Paragraph 2.5 of the Agreement.

          4. Schedule A as attached to the Agreement is deleted and is replaced by a revised Schedule A attached hereto.

          IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.



Buyer:                                      Seller:

IAC HOLDINGS CORP.


By:  /s/ James A. Read                      /s/ Martin Hirschorn
     ----------------------                 ---------------------------
       James A. Read                            Martin Hirschorn
       President